EXHIBIT 10.3

TSU Award Agmt (ee in Severance plan) 3.13.25

Cabot Corporation

2025 Long-Term Incentive Plan

Time-Based Restricted Stock Unit Award Certificate

[Participant Name]

This Certificate evidences the grant to you by Cabot Corporation (the “Company”), subject to the terms provided herein and in the 2025 Long-Term Incentive Plan (as amended from time to time, the “2025 Plan”), of the number of time-based Restricted Stock Units set forth in the table below (such units referred to as the “TSUs” or your “Award”). The principal terms of your Award are described below. Except as otherwise expressly provided, all capitalized terms used that are not defined herein shall have the same meaning as in the 2025 Plan.

TSUs	[Number of Shares Granted
Date of Grant	[Grant Date]

General terms of your Award. The TSUs give you the conditional right to receive, without payment, subject to the vesting and other conditions set forth in this Certificate and in the 2025 Plan, (i) shares of Stock equal in number to the number of TSUs set forth in the table above (the “Shares”), and (ii) dividend equivalents, payable in cash, when and if dividends are declared and paid on outstanding shares of Stock, and equal in value to the dividends that would have been paid in respect of the Shares had such Shares been issued to you on the date of grant. Dividend equivalents will only be paid to you with respect to Shares underlying TSUs that have not vested as of the applicable Stock dividend record date. Any dividend equivalents payable to you will be paid through the Company’s payroll system on or as soon as administratively possible after the applicable Stock dividend payment date (but in no event more than sixty (60) days thereafter), subject to your continued Employment through the date that such dividend equivalents are paid. For purposes of this Certificate, “Employment” means only your employment relationship with the Company and its Affiliates and shall not include any other service relationship with the Company and its Affiliates.

Vesting of your Award. Except as otherwise provided in the Plan or in this Certificate, your Award shall vest on the third anniversary of the date of grant (the “Scheduled Vesting Date”), unless it is earlier forfeited as provided below, subject to your continued Employment on the Scheduled Vesting Date. Additional vesting provisions and the conditions under which your Award may be forfeited are explained below.

If your Employment ends, the following rules will apply:

•
Except as set forth below, if your Employment ceases for any reason you will forfeit your Award immediately upon such cessation of Employment.
•
In the event of your death or Disability during your Employment (including, for the avoidance of doubt, in the event of your death or Disability occurring after you have given the Company notice of your intent to retire but prior to your actual cessation of Employment as a result of your Retirement), your Award will vest in full.

•
In the event that your Employment is terminated by Cabot or its successor or any of their respective subsidiaries other than for Cause or you resign for Good Reason, in each case, within two years following a Change in Control, your Award will vest in full.

• In the event that your Employment ceases as a result of your Retirement, your Award will vest on a pro rata basis in an amount equal to the number of TSUs subject to your Award multiplied by a fraction, the numerator of which is the number of full months you have remained in

Employment measured from October 1 of the year of grant and the denominator of which is thirty-six (36).

•
Notwithstanding anything to the contrary, if your Employment is terminated for Cause or is terminated under circumstances that in the sole discretion of the Administrator would have constituted grounds for your Employment to have been terminated for Cause, you will forfeit your Award immediately upon such termination of Employment.

For purposes of this Certificate, “Cause” means (i) your willful and continued failure to perform substantially your reasonably assigned duties with the Company or any successor entity or any of their respective Affiliates (other than any such failure resulting from your physical or mental incapacity or any such actual, alleged or anticipated failure after you issue a notice of termination for Good Reason) after a written demand for substantial performance is delivered to you by the Company which demand specifically identifies the manner in which the Company believes you have not substantially performed your duties; (ii) your willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) your commission of a felony or a crime involving moral turpitude; (iv) your commission of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or any of its subsidiaries; (v) a significant violation by you of the code of conduct of the Company or its subsidiaries, of any material policy of the Company or its subsidiaries, or of any statutory or common law duty of loyalty to the Company or its subsidiaries; or (vi) a material breach by you of the terms of any agreement between the Company or its subsidiaries and you. For purposes of this definition (i) no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your actions or omission was in the best interest of the Company and (ii) your good faith errors in judgment shall not constitute Cause or be considered in any determination of whether Cause exists.

For purposes of this Certificate, “Good Reason” means the occurrence after a Change in Control, without your prior written consent, of any of the following events or conditions:

(a) a change in your status, title, position or responsibilities (including reporting responsibilities) which represents a material adverse change from your status, title, position or responsibilities as in effect immediately prior thereto; the assignment to you of any duties or responsibilities which are materially inconsistent with your status, title, position or responsibilities; or your removal from or the failure to reappoint or reelect you to any of such offices or positions, except in connection with the termination of your Employment for Disability, Cause, as a result of your death or by you other than for Good Reason;

(b) a reduction in the rate of your annual base salary or target annual cash bonus, or a material reduction in your total compensation;

(c) the relocation of the offices at which you are principally employed to a location more than twenty-five (25) miles from the location of such office immediately prior to the

Change in Control, or the Company’s requiring you to be based at a location more than twenty-five (25) miles from such office, except to the extent you were not previously assigned to a principal location and except for required travel on the Company’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control;

(d) the failure by the Company to pay to you any portion of your then current base salary or annual cash bonus or any other compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company in which you participated, in each case, within fourteen (14) days of the date such compensation is due and payable in accordance with the terms of the applicable agreement or plan or applicable law; or

(e) any material reduction in the retirement or welfare benefits or other material benefit or compensation plan made available to you or any materially adverse change in the terms on which those benefits are made available.

In order for a termination for Good Reason to be effective, you must (a) provide notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the one-hundred and eightieth (180th) day following the occurrence of that condition; (b) provide the Company a period of thirty (30) days to remedy the condition; and (c) terminate your Employment for Good Reason within sixty (60) days following the expiration of the Company’s period to remedy if the Company fails to remedy the condition.

For purposes of this Certificate, “Disability” means that you meet one of the following requirements: (1)

you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (2) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under a disability plan of the Company.

For purposes of this Certificate, “Retirement” means your attainment of age sixty (60) and completion of ten (10) years of continuous Employment with the Company, provided that you have also given the

Company six (6) months’ advance notice of your intent to retire.

Delivery of Shares.

i.
General Rule. Except as set forth in subsections (ii) through (iv) below, the

Company shall within sixty (60) days following the vesting of your Award (after giving effect to any accelerated vesting under “Vesting of your Award” above) deliver the Shares with respect to such vested Award to you (or, in the event of your death, to the person to whom this Award has passed by will or the laws of descent and distribution).

ii. Retirement. Notwithstanding subsection (i) above, to the extent that you have satisfied the conditions for Retirement, the Company shall deliver the Shares with respect to your vested Award as soon as practicable following the date that your Employment ceases as a result of your Retirement.

iii. Change in Control. Notwithstanding subsections (i) or (ii) above, or anything in Section 7 of the Plan to the contrary, in the event that the Scheduled Vesting Date is accelerated in connection with a Change in Control and your Award is subject to Section 409A as a result of you having satisfied the conditions for Retirement, the Company shall deliver the Shares with respect to your vested Award as soon as practicable following the earlier of your termination of Employment and the Scheduled Vesting Date.

iv. Required Delay. Notwithstanding anything in subsections (i)-(iii) to the contrary, the settlement date with respect to any Award that is subject to Section 409A shall be subject to a delay of six months and one day (or until death if earlier) if such settlement is due to your separation from Employment and you are a “specified employee” as determined in accordance with Section 409A and Company policy.

No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator and you have made arrangements to pay to the Company any applicable withholding taxes due upon the vesting and/or settlement of your Award, as provided for below.

Rights as a Shareholder; Dividends. This Award shall not be interpreted to bestow upon you any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to you. You are not entitled to vote any Shares by reason of the granting of this Award. You shall have the rights of a shareholder only as to those Shares, if any, that are actually delivered under this Award at the time such Shares are delivered. You will be entitled to receive dividend equivalents to the extent provided for in this Certificate.

Certain Tax Matters. You are responsible for understanding the general tax consequences of this Award and for seeking advice from your own tax and financial advisors with respect to the tax consequences of this Award to the extent you require or desire such advice.

You must pay to the Company any applicable withholding taxes due upon the vesting and/or settlement of your Award (including, for the avoidance of doubt, any dividend equivalents payable to you in respect of this Award). To satisfy federal, state and local withholding requirements arising in connection with the vesting and/or settlement of this Award, the Company will automatically withhold from the Shares otherwise deliverable to you under this Award (other than any dividend equivalents) that number of whole Shares having an aggregate fair market value not exceeding the minimum withholding amount applicable to the Shares so vesting and/or being settled. If you wish to satisfy your withholding requirements with a cash payment if such election is permitted under Section 409A, as determined by the Company in its discretion, you must make this election through the Administrator and deposit the appropriate funds into your account at least ten (10) calendar days before the date this Award is scheduled to vest. If you wish to increase your tax withholding with respect to such taxes due upon the vesting and/or settlement of this Award (including by having additional Shares withheld from your Award), you must contact the Corporate Compensation Department to determine whether such increase is then permitted or available to you.

Nontransferability. Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Administrator may otherwise determine.

Effect on Employment Rights. This Award shall not confer upon you any right to continue as an employee of the Company or any of its subsidiaries or Affiliates and shall not affect in any way the right of the Company or any subsidiary of the Company or Affiliate to terminate your Employment at any time. Further, any benefits you receive from the grant or vesting of your Award shall not be considered a component of your salary for any purpose, including, without limitation, any salary-related calculations for holiday, sick pay, termination payments, overtime or similar payments.

Provisions of the 2025 Plan. The terms specified in this Certificate are governed by the terms of the 2025 Plan, a copy of which has been provided to you. Information about the 2025 Plan is also included in the Prospectus for the 2025 Plan, a copy of which has also been provided to you. The Administrator has the exclusive authority to interpret the 2025 Plan and this Award. Any interpretation of this Award by the Administrator and any decision made by it with respect to this Award are final and binding on all persons. To the extent there is a conflict between the terms of this Certificate, the 2025 Plan or any employment agreement between you and the Company or any of its Affiliates, the 2025 Plan shall govern (except as it relates to terms expressly defined herein).

Recoupment Policy. This Award and the Shares issued to you upon settlement of this Award are subject to the terms of the Company’s Policy for Recoupment of Incentive Compensation and Amended and Restated Policy for Recoupment of Compensation, in each case as applicable and as either may be amended from time to time, and any additional clawback policy subsequently adopted by the Company and, by accepting this Award, you agree to each such policy.

Governing Law. Except as otherwise provided in the 2025 Plan, this Certificate shall be governed and construed by and determined in accordance with the laws of The Commonwealth of Massachusetts, without giving effect to any choice of law or conflict of law provision or rule (whether of The Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than The Commonwealth of Massachusetts.

You hereby accept your Award subject to the terms set forth herein and in the 2025 Plan.

You and the Company hereby expressly agree that the use of electronic media to indicate confirmation, signature, acceptance, agreement, and delivery shall be legally valid and have the same legal force and effect as if you and the Company executed this Certificate in paper form. In addition, you understand that this Award is discretionary, and that eligibility for an Award under the 2025 Plan is established at the time Awards are made. Therefore, your receiving this Award does not mean that you are guaranteed an Award in the future.

_____________________________________

Sean D. Keohane

President & Chief Executive Officer

[Signed Electronically] [Acceptance Date]

_____________________________________ ________________________________

Electronic Signature Acceptance Date